Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER
FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 24, 2019 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the second quarter ended June 30, 2019.

Highlights for the quarter included the following(1):

•	Total revenue of $219.3 million, an increase of 11.7% compared with the second quarter of 2018.
•	Freight revenue of $194.9 million (excludes revenue from fuel surcharges), an increase of 14.2% compared with the second quarter of 2018.
•
Operating income of $8.8 million and an operating ratio of 96.0%. Adjusted operating income(2) of $9.6 million and an adjusted operating ratio(2) of 95.1%. This compares with operating income of $14.1 million and an operating ratio of 92.8% and adjusted operating income(2) of $14.1 million and an adjusted operating ratio(2) of 91.8% in the second quarter of 2018.

•
Net income of $6.1 million, or earnings per diluted share of $0.33. Adjusted net income(2) of $6.6 million, or adjusted earnings per diluted share(2) of $0.35. This compares with net income and adjusted net income(2) of $10.0 million, or earnings per diluted share and adjusted earnings per diluted share(2) of $0.54 per diluted share in the second quarter of 2018.

Chairman and Chief Executive Officer, David R. Parker, commented on the quarter: “Our financial results for the second quarter illustrate the reason for our strategy of becoming more embedded in our customers’ supply chains.  Our dedicated contract operations in our Star and Landair subsidiaries, along with our managed freight and factoring businesses, and our investment in TEL, performed quite well. On the other hand, our less contracted expedited and solo refrigerated operations suffered from over-supply in relation to demand and a late-developing produce season.  We intend to continue to pursue a more predictable and consistently profitable business model as we allocate assets across our operations.”

Mr. Parker commented on the freight environment:  "In our dedicated and contract logistics businesses, demand has remained steady for the first half of the year, and we expect business to remain consistent through the end of the year.  In our one-way truckload businesses, the truckload freight environment remained muted through most of the second quarter contrary to normal seasonal trends.  We attribute the softer freight environment to a combination of excess inventory levels, a slowing rate of  manufacturing, a delayed produce season, and the extra capacity of Class 8 tractors that entered the U.S. market over the last 9-12 months. While truckload demand has not changed materially, we believe capacity is beginning to contract and expect capacity reduction to continue throughout the remainder of 2019.  Assuming a normal freight recovery, this would indicate improving freight revenue per tractor sequentially in the second half of 2019, and year over year commencing in 2020.”

Management Discussion—Truckload Operations
Mr. Parker continued: “For the quarter, total revenue in our truckload operations increased to $175.4 million, an increase of $4.7 million compared with the second quarter of 2018.  This increase consisted of $6.2 million higher freight revenue, partially offset by $1.5 million lower fuel surcharge revenue. The $6.2 million increase in freight revenue related to a 486 (or 18.7%) average truck increase, partially offset by a 12.2% decrease in average freight revenue per truck in the 2019 period as compared to the 2018 period. Of the 486 increased average trucks, 467 average trucks were contributed by the Landair acquisition as Landair contributed $20.6 million of freight revenue to consolidated truckload operations in the second quarter of 2019.

“Average freight revenue per tractor per week decreased to $3,767 during the 2019 quarter from $4,287 during the 2018 quarter. Average freight revenue per loaded mile increased by 1.2 cents per mile, or 0.6%, compared to the 2018 quarter and average miles per tractor decreased by 11.3%.  The main factors impacting the decreased utilization was the impact of Landair operations on the combined truckload division, including an approximate 640 basis point decrease in the percentage of our total fleet comprised of team-driven trucks, partially offset by a lower average seated truck percentage. Landair's shorter average length of haul and dedicated contract, solo-driven truck operations generally produce higher revenue per loaded mile and fewer miles per tractor than our other truckload business units. Team-driven trucks decreased to an average of 842 teams (or 27.3% of the total fleet) in the second quarter of 2019 versus an average of 878 teams (or 33.7% of the total fleet) in the second quarter of 2018. Our average seated truck percentage improved as 4.3% of our fleet lacked drivers during the 2019 quarter compared with 5.2% during the 2018 quarter.

“Salaries and wages were relatively consistent year-over-year on a cost per mile basis. Driver wages and group health insurance increases were mostly offset by the reversal of approximately $1.8 million in compensation expense related to certain equity grants accrued between January 2018 and March 2019, as reduced earnings have made performance vesting not probable for such restricted stock grants.  For the remaining two quarters of 2019, salaries and wages are expected to recognize year-over-year increases.

“Net fuel expense increased by 1.3 cents per total mile in the 2019 quarter, primarily as a result of the lack of the favorable fuel hedging activity we experienced in the 2018 quarter totaling $0.6 million of fuel hedge gains. We have not had any fuel hedges in place since December 2018.

“Primarily in connection with our July 2018 acquisition of Landair and its respective higher average age of tractor and trailer equipment, we also experienced an increase to operations and maintenance expenses.”

Management Discussion—Non-Asset Based Managed Freight and Other Operations
Mr. Parker offered the following comments concerning the Company’s non-asset based managed freight segment, which consists of freight brokerage, transportation management services (“TMS”), shuttle and switching services, warehousing, and accounts receivable factoring offerings (“Managed Freight”): “For the quarter, Managed Freight’s freight revenue increased 70.8%, to $43.7 million from $25.6 million in the same quarter of 2018. Operating income was $3.7 million for an operating ratio of 91.7%, compared with operating income of $2.3 million and an operating ratio of 90.9% in the second quarter of 2018. Of the $18.1 million of increased freight revenue, Landair contributed $21.2 million of freight revenue to combined Managed Freight operations in the second quarter of 2019, offset by a $3.1 million reduction in freight revenue from our brokerage subsidiary. In addition, our 49% equity investment in Transport Enterprise Leasing contributed $2.4 million of pre-tax income in the quarter compared with $1.8 million in the second quarter of 2018.”

Capitalization, Liquidity and Capital Expenditures
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At June 30, 2019, our total indebtedness, net of cash, was approximately $294.5 million, and our stockholders’ equity was $351.7 million, for a ratio of net indebtedness to capitalization of 45.6% compared to a 42.6% ratio as of December 31, 2018. In addition, our leverage ratio (defined as: net indebtedness divided by trailing four quarters’ earnings before interest, taxes, depreciation, amortization, and rental expense as adjusted and pro forma for the Landair acquisition) has increased to 1.8x from 1.5x for the period ended December 31, 2018.

“Between December 31, 2018 and June 30, 2019, the Company's total indebtedness, net of cash, increased by approximately $39.9 million when including the present value of operating leases that were not recorded on the balance sheet prior to the adoption of ASC Topic 842, Leases. The impact on leverage ratio as used above was modest because rental expense associated with the right to use assets was included in the denominator of the calculation.
“Our net capital expenditures for the three months ended June 30, 2019 totaled $30.1 million compared to generating $20.1 million of net proceeds for the prior year period. In the first six months of 2019, we took delivery of approximately 726 new company tractors and disposed of approximately 304 used tractors. Our current tractor fleet plan for full-year 2019 includes the delivery of approximately 1,340 new company tractors and the disposal of approximately 1,250 used tractors. Over the course of 2019, the size of our tractor fleet is expected to be down 2.0% to 3.0% compared to the 3,154 tractors we operated as of December 31, 2018, depending on our ability to secure additional long-term dedicated contracts from shippers and our ability to hire and retain professional drivers to seat our tractors.”

Outlook
Mr. Cribbs commented on the Company’s outlook: “For the second half of the year, our focus will be on identifying opportunities to improve the performance of our one-way truckload service offerings and adding profitable contract logistics service customers with more predictable long-term contracts in our dedicated truckload, transportation management and warehousing service offerings.”

Conference Call Information
The Company will host a live conference call tomorrow, July 25, 2019, at 10:30 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-919-4059, access code 68785040. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; Landair Transport and Landair Logistics of Greeneville, Tennessee; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

(1) For information regarding comparability of the reported results due to the acquisition of Landair Holdings and its subsidiaries (“Landair”), refer to footnote (2) of the Non-GAAP Reconciliation (Unaudited) schedules included with this release.

(2) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income, operating ratio, net income and earnings per diluted share, we use adjusted operating income, adjusted operating ratio, adjusted net income and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income, adjusted operating ratio, adjusted net income and adjusted diluted earnings per share are not substitutes for operating income, operating ratio, net income and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income, operating ratio, net income and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income, adjusted operating ratio, adjusted net income and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income, adjusted operating ratio, adjusted net income and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “focus,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our business model, expected business, capacity, freight revenue per tractor, salaries and wages, and our tractor fleet, as well as the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during the remainder of 2019, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; government regulations imposed on our captive insurance companies; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to respond to changes in our industry or business in light of our substantial indebtedness and lease obligations; our ability to sustain or increase profitability in the future; the risks related to our receivables factoring arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry;  decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts;  interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; our ability to retain our key employees; the risks associated with engaging independent contractors to provide a portion of our capacity; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; our dependence on third-party providers, particularly in our Managed Freight segment; regulatory requirements that increase costs, decrease efficiency, or impact the availability or effective driving time of our drivers and other drivers in the industry, including the terms and exemptions from hours-of-service and electronic log requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program applicable to driver standards and the methodology for determining a carrier’s Department of Transportation safety rating; the proper functioning and availability of our management information and communication systems and other information technology assets; volatility of our stock price; remediation of a material weakness in our internal controls, including our ability to remediate the material weakness by December 31, 2019; our ability to implement internal controls at Landair, including the our implement internal controls by December 31, 2019; impairment of goodwill and other intangible assets; our ability to effectively manage the challenges associated with doing business internationally; future outcomes of litigation; uncertainties in the interpretation of the 2017 Tax Cuts and Jobs Act and other tax laws; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations (including our acquisition of Landair); our ability to achieve our strategic plan; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; and future share repurchases, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
RCribbs@covenanttransport.com

For copies of Company information contact:
Theresa Ives, Executive Administrative Assistant
TIves@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2019	2018	% Change	2019	2018	% Change
Freight revenue	$194,917	$170,635	14.2%	$390,679	$321,097	21.7%
Fuel surcharge revenue	24,381	25,683	-5.1%	47,800	48,787	-2.0%
Total revenue	$219,298	$196,318	11.7%	$438,479	$369,884	18.5%

Operating expenses:
Salaries, wages, and related expenses	75,781	64,633		155,284	125,253
Fuel expense	29,215	29,209		57,047	56,390
Operations and maintenance	14,898	12,595		30,072	24,325
Revenue equipment rentals and purchased transportation	47,169	37,388		95,839	68,079
Operating taxes and licenses	3,365	2,613		6,549	5,273
Insurance and claims	10,472	9,908		21,707	18,593
Communications and utilities	1,760	1,666		3,478	3,406
General supplies and expenses	7,284	6,423		14,015	10,562
Depreciation and amortization, including gains and losses on disposition of property and equipment	20,510	17,818		40,218	37,513
Total operating expenses	210,454	182,253		424,209	349,394
Operating income	8,844	14,065		14,270	20,490
Interest expense, net	2,683	1,941		5,129	3,900
Income from equity method investment	(2,375)	(1,775)		(5,410)	(3,265)
Income before income taxes	8,536	13,899		14,551	19,855
Income tax expense	2,465	3,928		4,047	5,467
Net income	$6,071	$9,971		$10,504	$14,388

Basic and diluted earnings per share	$0.33	$0.54		$0.57	$0.78
Basic weighted average shares outstanding (000s)	18,438	18,337		18,410	18,334
Diluted weighted average shares outstanding (000s)	18,606	18,441		18,570	18,424

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based truckload revenues	$151,183	$145,028	4.2%	$300,589	$276,472	8.7%
Managed freight revenues	43,734	25,607	70.8%	90,090	44,625	101.9%
Freight revenue	$194,917	$170,635	14.2%	$390,679	$321,097	21.7%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$2.040	$2.028	0.6%	$2.067	$1.990	3.9%
Average freight revenue per total mile	$1.842	$1.860	-1.0%	$1.863	$1.816	2.6%
Average freight revenue per tractor per week	$3,767	$4,287	-12.1%	$3,745	$4,142	-9.6%
Average miles per tractor per period	26,589	29,974	-11.3%	51,973	58,989	-11.9%
Weighted avg. tractors for period	3,087	2,602	18.7%	3,104	2,581	20.2%
Tractors at end of period	3,101	2,632	17.8%	3,101	2,632	17.8%
Trailers at end of period	6,921	6,340	9.2%	6,921	6,340	9.2%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2019	12/31/2018
Total assets	$851,529	$773,524
Total stockholders' equity	$351,685	$343,142
Total indebtedness, net of cash	$294,475	$254,544
Net Indebtedness to Capitalization Ratio	45.6%	42.6%
Tangible book value per basic share	$15.08	$14.65

Covenant Transportation Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1) (2)

(Dollars in thousands)	Three Months Ended June 30,			Year Ended Dec 31,
GAAP Presentation	2019	2018	bps Change	2019	2018	bps Change
Total revenue	$219,298	$196,318		$438,479	$369,884
Total operating expenses	210,454	182,253		424,209	349,394
Operating income	$8,844	$14,065		$14,270	$20,490
Operating ratio	96.0%	92.8%	320	96.7%	94.5%	220

Non-GAAP Presentation	2019	2018	bps Change	2019	2018	bps Change
Total revenue	$219,298	$196,318		$438,479	$369,884
Fuel surcharge revenue	(24,381)	(25,683)		(47,800)	(48,787)
Freight revenue (total revenue, excluding fuel surcharge)	194,917	170,635		390,679	321,097

Total operating expenses	210,454	182,253		424,209	349,394
Adjusted for:
Fuel surcharge revenue	(24,381)	(25,683)		(47,800)	(48,787)
Amortization of intangibles (3)	(731)	-		(1,462)	-
Adjusted operating expenses	185,342	156,570		374,947	300,607
Adjusted operating income	9,575	14,065		15,732	20,490
Adjusted operating ratio	95.1%	91.8%	330	96.0%	93.6%	240

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair. Certain data necessary to complete the purchase price allocation for the Landair acquisition is open for adjustments during the measurement period. We believe the estimates used are reasonable, but are subject to change as additional information becomes available.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1) (2)

(Dollars in thousands)	Three Months Ended June 30,		Year Ended Dec 31,
	2019	2018	2019	2018
GAAP Presentation - Net income	$6,071	$9,971	$10,504	$14,388
Adjusted for:
Income tax expense	2,465	3,928	4,047	5,467
Income before income taxes	8,536	13,899	14,551	19,855
Amortization of intangibles (3)	731	-	1,462	-
Adjusted income before income taxes	9,267	13,899	16,013	19,855
Provision for income tax expense at effective rate	(2,676)	(3,928)	(4,454)	(5,467)
Non-GAAP Presentation - Adjusted net income	$6,591	$9,971	$11,559	$14,388

GAAP Presentation - Diluted earnings per share ("EPS")	$0.33	$0.54	$0.57	$0.78
Adjusted for:
Income tax expense	0.13	0.21	0.22	0.30
Income before income taxes	0.46	0.75	0.78	1.08
Amortization of intangibles (3)	0.04	-	0.08	-
Adjusted income before income taxes	0.50	0.75	0.86	1.08
Provision for income tax expense at effective rate	(0.14)	(0.21)	(0.24)	(0.30)
Non-GAAP Presentation - Adjusted EPS	$0.35	$0.54	$0.62	$0.78

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") on and prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair. Certain data necessary to complete the purchase price allocation for the Landair acquisition is open for adjustments during the measurement period. We believe the estimates used are reasonable, but are subject to change as additional information becomes available.

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